Contacts:

Andrew G. Barnett	Lippert/Heilshorn & Associates, Inc.
Chief Executive Officer	Don Markley (investors)
The Center for Wound Healing, Inc.	(dmarkley@lhai.com)
(914) 372-3152	(310) 691-7100
andrew.barnett@centerwh.com	Jules Abraham (media)
(jabraham@lhai.com)
(212) 838-3777

The Center for Wound Healing Postpones Annual Meeting of Stockholders

Tarrytown, NY – June 3, 2009 – The Center for Wound Healing, Inc. (CFWH.OB), a leading operator of comprehensive wound care treatment centers that offer hyperbaric oxygen therapy as well as other advanced wound care treatment modalities, today announced that its Annual Meeting of Stockholders, scheduled to be held on June 4, 2009 at 10:00 a.m. Eastern time at 1185 Avenue of the Americas, New York, NY, has been postponed indefinitely. Stockholders will be advised as and when the meeting is rescheduled.

About The Center for Wound Healing

The Center for Wound Healing, Inc. is a leading manager of comprehensive wound care treatment centers that offer hyperbaric oxygen therapy (HBO) as well as traditional wound care treatment modalities.  The Company manages 35 wound care centers in the eastern United States in partnership with local acute care hospitals.  CFWH was founded by physicians in 1997 with a focus on establishing in-hospital centers of excellence to treat the growing incidence of severe grade diabetic wounds of the lower extremities and wounds that are unresponsive to general wound care treatments.  The Company’s centers have consistently achieved high treatment success rates, resulting in a dramatic increase in patient quality of life and significant cost savings to the healthcare system.

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